Exhibit 99.2

REGISTRATION RIGHTS AGREEMENT ASSIGNMENT AND JOINDER

This Registration Rights Agreement Assignment and Joinder is made as of August 1, 2023 (the “Agreement”), by and among Beneficient, a Nevada corporation f/k/a The Beneficient Company Group, L.P., a Delaware limited partnership (“Ben”), GWG Holdings, Inc. (“GWG”), GWG Wind Down Trust, a common law trust created under the laws of the state of Texas (the “Wind Down Trust”) and Mr. Jeffrey S. Stein (“Stein”). Capitalized terms used herein by not defined shall have the meanings ascribed to them in the RRA (as defined below).

RECITALS

WHEREAS, Ben and GWG are party to that certain registration rights agreement, dated August 10, 2018 (the “RRA”);

WHEREAS, on April 20, 2023, GWG and certain of its subsidiaries (together with the Company, the “Debtors”) filed a voluntary petition for reorganization under chapter 11 of title 11 of the U.S. Bankruptcy Code in the Bankruptcy Court (the “Court”) for the Southern District of Texas;

WHEREAS, on June 20, 2023 the Court entered an order (the “Confirmation Order”) confirming the Debtors’ Further Modified Second Amended Joint Chapter 11 Plan (as subsequently further modified, the “Plan”);

WHEREAS, the Plan contemplates, among other things, (i) the creation of the Wind Down Trust to implement the Plan and that the Debtors would transfer all of the Debtors interests in Beneficient and its subsidiaries, less the shares to be transferred to Stein pursuant to the following clause (ii), to the Wind Down Trust on the effective date of the Plan (the “Effective Date”) and (ii) that on the Effective Date, Stein will be entitled to receive 50,000 shares of Class A common stock, par value $0.001 per share, of Ben owned by the Debtors;

WHEREAS, the Plan contemplates that the Wind Down Trust will assume the RRA as of the Effective Date; and

WHEREAS, Section 5.2.1 of the RRA provides that the rights of GWG under the RRA may be assigned by GWG to transferees or assignees of all or any portion of the Registrable Securities, subject to compliance with subsection 5.2.4 of the RRA and Section 5.2.4 of the RRA provides that no assignment by any party to the RRA of such party’s rights, duties and obligations thereunder shall be binding upon or obligate Ben unless and until Ben shall have received (i) written notice of such assignment as provided in Section 5.1 of the RRA and (ii) the written agreement of the assignee, in a form reasonably satisfactory to Ben, to be bound by the terms and provisions of the RRA (which may be accomplished by an addendum or certificate of joinder to the RRA).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.	Assignment, Joinder & Acknowledgement. Effective as of the Effective Date, (i) GWG hereby assigns (A) to the Wind Down Trust, all of GWG’s demand rights under the RRA and all rights under the RRA with respect to the Registrable Securities transferred to the Wind Down Trust; and (B) to Stein, all of GWG’s rights under the RRA (excluding, for the avoidance of doubt, any demand registration rights thereunder) solely with respect to the Registrable Securities transferred to Stein (the “Assignment”); (ii) each of (A) the Wind Down Trust and (B) Stein hereby acknowledges, agrees and confirms that, it or he shall be deemed to be a party to the RRA as if it were an original signatory thereto and expressly assumes and agrees to be bound by the terms and provisions of the RRA applicable to GWG with respect to the Registrable Securities transferred to such party; and (iii) Beneficient acknowledges and agrees that the Assignment has been completed in accordance with the terms of the RRA.

2.	Counterparts. This joinder may be signed in any number of counterparts, each of which is an original and all of which taken together shall constitute one and the same instrument. The delivery of an electronic signature by means of .pdf, .tif, .gif, .jpeg or similar attachment to e-mail, as well as electronic signatures complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable Law (e.g., www.docusign.com), to, or a copy/scan of a manual signature on a counterpart to, this Amendment by facsimile, email or other electronic transmission shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No party hereto or to any such contract shall raise the use of electronic transmission by means of .pdf, .tif, .gif, .jpeg or similar attachment to e-mail to deliver a signature or the fact that any signature or contract was transmitted or communicated by .pdf, .tif, .gif, .jpeg or similar attachment to e-mail as a defense to the formation of a contract, and each such party forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date above first written and authorizes this signature page to be attached to a counterpart of the Agreement.

BENEFICIENT

By:	/s/ David B. Rost
Name:	David B. Rost
Title:	General Counsel

GWG HOLDINGS, INC.

By:	/s/ Jeffrey S. Stein
Name:	Jeffrey S. Stein
Title:	Chief Executive Officer

GWG WIND DOWN TRUST

By:	/s/ Elizabeth C. Freeman
Name:	Elizabeth C. Freeman
Title:	Trustee

JEFFREY S. STEIN

/s/ Jeffrey S. Stein

[Signature Page to Registration Rights Agreement Assumption and Joinder]